SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


                                (Rule 13d-101)(1)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)

               Fomento Economico Mexicano, S.A. de C.V. ("FEMSA")
--------------------------------------------------------------------------------
                                (Name of Issuer)

 BD Units ("BD Units") consisting each of one Series B Share, without par value (a "B Share"), two Series D-B Shares, without par value (each a "D-B Share"), and two Series D-L Shares, without par value (each a "D-L Share"); American Depositary Shares, each representing one BD Unit ("BD Unit ADSs"); and B Units
                 ("B Units") each consisting of five B Shares.
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   3444191062(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Carlos Eduardo Aldrete Ancira
                           General Anaya No. 601 Pte.
                               Colonia Bella Vista
                           Monterrey, NL 64410 Mexico
                                +52 81 8328 6180
--------------------------------------------------------------------------------
             Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications

                                November 18, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13D to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g) check the following box. [ ]


          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) CUSIP number is for the BD Unit ADSs only. No CUSIP number exists for the BD Units, B Units, B Shares, D-B Shares or D-L Shares, since such units and shares are not traded in the United States.

CUSIP No.   344419106                 13D                     Page 2 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   -0- B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY
          EACH                  9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0- B Shares;
          WITH                      -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER
                                    1,690,475,415  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,475,415 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

CUSIP No.   344419106                 13D                     Page 3 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Bancomer, S.A., as Trustee under Trust No. F/25078-7

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,475,415 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

CUSIP No.   344419106                 13D                     Page 4 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eugenio Garza Laguera

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    38,956,978 B Shares;
                                    8,881,736 D-B Shares;
                                    8,881,736 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares;
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      38,956,978 B Shares;
                                    8,881,736 D-B Shares;
                                    8,881,736 D-L Shares;

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,729,432,393 B Shares; 8,881,736 D-B Shares; and 8,881,736 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [X]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      63.2% of B Shares; 0.7% of D-B Shares; and 0.7% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 5 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Paulina Garza Gonda de Marroquin

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,699,716,420 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 6 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Barbara Garza Gonda de Braniff

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,699,716,430 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 7 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Mariana Garza Gonda de Trevino Bryan

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,699,716,430 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 8 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eva Gonda de Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,699,716,430 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 9 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eva Garza Gonda de Fernandez

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,241,015 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,699,716,430 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 10 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Consuelo Garza Laguera de Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    20,821,980 B Shares;
                                    4,031,160 D-B Shares;
                                    4,031,160 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                     (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      20,821,980 B Shares;
                                    4,031,160 D-B Shares;
                                    4,031,160 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,711,297,395 B Shares; 4,031,160 D-B Shares; and 4,031,160 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.5% of B Shares; 0.3% of D-B Shares; and 0.3% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 11 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alfonso Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    23,362 B Shares;
                                    33,924 D-B Shares;
                                    33,924 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      23,362 B Shares;
                                    33,924 D-B Shares;
                                    33,924 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,498,777 B Shares; 33,924 D-B Shares; and 33,924 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 12 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Patricio Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    278,970 B Shares;
                                    545,140 D-B Shares;
                                    545,140 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      278,970 B Shares;
                                    545,140 D-B Shares;
                                    545,140 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,754,385 B Shares; 545,140 D-B Shares; and 545,140 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 13 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan Carlos Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0-

        NUMBER OF               8   SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  1,690,475,415 B Shares;
        OWNED BY                    -0- D-B Shares;
          EACH                      -0- D-L Shares
        REPORTING                   (See Schedule I)
         PERSON
          WITH                  9   SOLE DISPOSITIVE POWER

                                    -0-

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,475,415 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 14 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eduardo Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    13,879 B Shares;
                                    26,958 D-B Shares;
                                    26,958 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      13,879 B Shares;
                                    26,958 D-B Shares;
                                    26,958 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,489,294 B Shares; 26,958 D-B Shares; and 26,958 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 15 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eugenio Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares;

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares;

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,475,415 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 16 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alberto Bailleres

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    6,192,375 B Shares;
                                    667,780 D-B Shares;
                                    667,780 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      6,192,375 B Shares;
                                    667,780 D-B Shares;
                                    667,780 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,696,667,790 B Shares; 667,780 D-B Shares; and 667,780 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62% of B Shares; 0.1% of D-B Shares; and 0.1% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 17 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Maria Teresa G. de Bailleres

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    58,800 B Shares;
                                    0 D-B Shares;
                                    0 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      58,800 B Shares;
                                    0 D-B Shares;
                                    0 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,534,215 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 18 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Inversiones Bursatiles Industriales, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    16,700 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      16,700 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,492,115 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 19 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Corbal, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    695,150 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      695,150 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,691,170,565 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 20 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Magdalena M. de David

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    10,825,598 B Shares;
                                    2,536,726 D-B Shares;
                                    2,536,726  D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      10,825,598 B Shares;
                                    2,536,726 D-B Shares;
                                    2,536,726  D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,701,301,013 B Shares; 2,536,726 D-B Shares; and 2,536,726 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.1% of B Shares; 0.2% of D-B Shares; and 0.2% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 21 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alepage, S.A.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,670 B Shares;
                                    6,940 D-B Shares;
                                    6,940 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,670 B Shares;
                                    6,940 D-B Shares;
                                    6,940 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,485,085 B Shares;  6,940 D-B Shares; and 6,940 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 22 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Bancomer, S.A. F/29013-0

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    55,315,000 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      55,315,000 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,748,386,165 B Shares; 6,000 D-B Shares; and 6,000 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      63.9% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 23 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Max David Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,705,703,445 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.3% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 24 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan David Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,705,703,445 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.3% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 25 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Monique David de VanLathem

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      15,228,030 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,705,703,445 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      62.3% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 26 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Renee Michel de Guichard

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    35,580,775 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      35,580,775 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,726,056,190 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      63.1% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 27 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Magdalena Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    2,237,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      2,237,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,692,712,485 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 28 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Rene Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    2,282,160 B Shares;
                                    84,180 D-B Shares;
                                    84,180 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      2,282,160 B Shares;
                                    84,180 D-B Shares;
                                    84,180 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,692,757,575 B Shares; 84,180 D-B Shares; and 84,180 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 29 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Miguel Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    2,297,070 B Shares;
                                    120,000 D-B Shares;
                                    120,000 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      2,297,070 B Shares;
                                    120,000 D-B Shares;
                                    120,000 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,692,772,485 B Shares; 120,000 D-B Shares; and 120,000  D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 30 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Graciano Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,692,362,485 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 31 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    2,212,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      2,212,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,692,687,485 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 32 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Franca Servicios, S.A. de C.V. (formerly known as Inversiones Franca, S.A. de C.V.)


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      PF

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    40,361,582 B Shares;
                                    4,553,034 D-B Shares;
                                    4,553,034 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      40,361,582 B Shares;
                                    4,553,034 D-B Shares;
                                    4,553,034 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,730,856,997 B Shares; 4,553,034 D-B Shares; and 4,553,034 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      63.2% of B Shares; 0.4% of D-B Shares; and 0.4% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 33 of 74 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Bancomer, S.A., as Trustee under Trust No. F/29490-0

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,690,475,415 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,690,475,415 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,690,475,415 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      61.7% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      OO

Item 1.  Security and Issuer

         a. Title of Class of Securities:

             BD Units consisting each of one B Share, two D-B Shares and two D-L Shares; American Depositary Shares, each representing ten BD Units; and B Units each consisting of five B Shares.

         b. Name of Issuer:

            Fomento Economico Mexicano, S.A. de C.V.

         c. Address of Issuer's Principal Executive Offices:

             Av. General Anaya 601 pte., Col. Bella Vista, Monterrey, N.L., C.P. 64410, Mexico

Item 2.  Identity and Background

         (a) Name of Persons Filing (the "Reporting Persons"):

             Bancomer, S.A., as Trustee under Trust No. F/25078-7, Eugenio Garza Laguera, Paulina Garza Gonda de Marroquin, Barbara Garza Gonda de Braniff, Mariana Garza Gonda de Trevino Bryan, Eva Gonda de Garza, Eva Garza Gonda de Fernandez, Consuelo Garza Laguera de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres, Maria Teresa G. de Bailleres, Inversiones Bursatiles Industriales, S.A. de C.V., Corbal, S.A. de C.V., Magdalena M. de David, Alepage, S.A., Bancomer, S.A. F/29013-0, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Franca Servicios, S.A. de C.V. (formerly known as Inversiones Franca, S.A. de C.V.), Bancomer, S.A., as Trustee under Trust No. F/29490-0 (together all of them, the "Trust Participants") and Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee (the "Technical Committee").

         (b) Address or Principal Office or, if none, Residence:

             Bancomer, S.A., as Trustee under Trust No. F/25078-7: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico.

             Eugenio Garza Laguera: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Paulina Garza Gonda de Marroquin: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Barbara Garza Gonda de Braniff: Ave. Universidad #1200, Col. Xoco, Mexico, D.F. 03339, Mexico

             Mariana Garza Gonda de Trevino Bryan: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Eva Gonda de Garza: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Eva Garza Gonda de Fernandez: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Consuelo Garza Laguera de Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Alfonso Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Patricio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Juan Carlos Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Eduardo Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Eugenio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Alberto Bailleres: Paseo de la Reforma #144, 6 Piso,
             Mexico, D.F., Mexico.

             Maria Teresa G. de Bailleres: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico

             Inversiones Bursatiles Industriales, S.A. de C.V.: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

             Corbal, S.A. de C.V.: Paseo de la Reforma #144, 6(degree) Piso, Mexico, D.F., Mexico

             Magdalena M. de David: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Alepage, S.A.: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Bancomer, S.A., as Trustee under Trust No. F/29013-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Max David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Juan David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Monique David de VanLathem: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Renee Michel de Guichard: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Magdalena Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Rene Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Miguel Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Graciano Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Juan Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

             Franca Servicios, S.A. de C.V. (formerly known as Inversiones Franca, S.A. de C.V.): Padre Mier #336 Oriente, Monterrey, N.L., Mexico

             Bancomer, S.A., as Trustee under Trust No. F/29490-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

             Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee: Av. General Anaya 601 Pte, Col. Bella Vista, Monterrey, N.L. 64410, Mexico.

         (c) With respect to any Reporting Person that is a natural person, the present principal occupation or employment and the name, principal business and address of any organization in which such employment is conducted. With respect to any other Reporting Person, the place of its organization, its principal business and the address of its principal office:

             Bancomer, S.A., as Trustee under Trust No. F/25078-7 is a trust whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

             Eugenio Garza Laguera is principally employed as Honorary Life Chairman of the Board of Directors at Fomento Economico Mexicano, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L., Mexico.

             Paulina Garza Gonda de Marroquin is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

             Barbara Garza Gonda de Braniff is principally employed as Vice-President at Fundacion BBVA Bancomer, the address of which is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

             Mariana Garza Gonda de Trevino Bryan is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

             Eva Gonda de Garza is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

             Eva Garza Gonda de Fernandez is principally employed as Founder and President at Alternativas Pacificas, A.C., the address of which is Zaragoza 555 Norte, Colonia Centro, Monterrey, N.L. Mexico 64000.

             Consuelo Garza Laguera de Garza is principally employed as President of the National Board at Asociacion Nacional Pro-Superacion Personal, A.C. (a non-profit organization), the address of which is Orinoco 102 Pte. Colonia Del Valle, Garza Garcia, N.L.

             Alfonso Garza Garza is principally employed as Chief Executive Officer at Femsa Empaques, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L. Mexico.

             Patricio Garza Garza is principally employed as Executive Officer at Impulsora Vertex, S.A. de C.V., the address of which is Ave. Lazaro Cardenas 2475, Colonia Residencial San Agustin, San Pedro Garza Garcia, N.L.

             Juan Carlos Garza Garza is principally employed as Chief Executive Officer at Acor, S.A. de C.V., the address of which is Ave. Gomez Morin 350, Suite 408, Colonia Valle del Campestre, San Pedro Garza Garcia, N.L., Mexico.

             Eduardo Garza Garza is principally employed as an employee at Bara, S.A. de C.V., the address of which is Edison 1235 Norte, Colonia Talleres, Monterrey, N.L., Mexico.

             Eugenio Garza Garza is principally employed as Executive Officer at Desarrollo Tecnologico de Maquinas, S.A. de C.V., the address of which is Lerdo de Tejada No. 106, Colonia El Lechugal, Santa Catarina, N.L., Mexico.

             Alberto Bailleres is principally employed as Chairman of the Board of Directors at Industrias Penoles, S.A. de C.V., the address of which is Moliere 222, Col. Polanco. Mexico, D.F.

             Maria Teresa G. de Bailleres is principally employed as a private investor. The principal address of her place of employment is Molier No. 222, Colonia Polanco, Delegacion Miguel Hidalgo, Mexico.

             Inversiones Bursatiles Industriales, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, that engages in holding shares of several companies and other assets and has its principal business at Ave. San Jeronimo No. 800 Pte. Monterrey, N.L., Mexico.

             Corbal, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, that engages in holding shares of several companies and has its principal business at Av. Paseo de la Reforma No. 144, Fifth Floor, Col. Juarez, Mexico, D.F., 06600.

             Magdalena M. de David is principally employed as private investor. The principal address of her place of employment is address of which is Montanas Rocallosas 615 Pte. Col. Lomas de Chapultepec, Mexico, D.F. 11000.

             Alepage, S.A. is a corporation whose principal business is holding shares of companies and whose principal address is Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico.

             Bancomer, S.A., as Trustee under Trust No. F/29013-0 is a trust whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

             Max David Michel is principally employed as Chairman of the Board at El Puerto de Liverpool, the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, Mexico, D.F. 05109.

             Juan David Michel is principally employed as Chief Promotion Officer at Invex Casa de Bolsa, S.A. de C.V., the address of which is Paseo de la Reforma Bolsa, 21st Floor, Mexico D.F. 06030.

             Monique David de VanLathem is principally employed as private investor. The principal place of her employment is Sierra Vertiente 674, Col. Lomas de Chapultepec, Mexico, D.F. 11000.

             Renee Michel de Guichard is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

             Magdalena Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

             Rene Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

             Miguel Guichard Michel is principally employed as Vice-Chairman of the Board of Directors at El Puerto de Liverpool, S.A. de C.V., the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, Mexico, D.F. 05109.

             Graciano Guichard Michel is principally employed as Chief Executive Officer at Lambertex, S.A. de C.V., the address of which is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.


             Juan Guichard Michel is principally employed as Chairman and Chief Executive Officer at Invex Grupo Financiero, S.A. de C.V., the address of which is Paseo de la Reforma 10, 21st Floor, Mexico, D.F. 06030.

             Franca Servicios, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, that engages in holding shares of several companies and has its principal business at Padre Mier Ote. 336 Altos, Col. Centro, Monterrey, N.L., Mexico.

             Bancomer, S.A., as Trustee under Trust No. F/29490-0 is a trust and an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

             Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee is formed by certain Trust Participants.

         (d) Criminal Proceedings:

             None.

         (e) Civil Proceedings:

             None.

         (f) Citizenship:

             All the Reporting Persons are citizens of Mexico.

Item 3.    Source and amount of Funds or other consideration

           The individual Trusts Participants involved in these purchase agreements obtained all amounts necessary for the purchase of such shares through the use of their own personal funds.

Item 4.    Purpose of Transaction

           The Reporting Persons are Trust Participants that have entered into a Voting Trust, the primary purpose of which is to permit deposited shares to be voted as a block in accordance with the instructions of the Technical Committee. As of November 18, 2003, the aggregate number of shares deposited in the voting trust amounted to 1,690,475,415 B Shares (collectively, the "Trust Shares"), representing 61.7% of the B Shares outstanding. The Technical Committee is comprised of all of the Trust Participants. Each Trust Share is entitled to one vote on matters that are the subject of a Technical Committee vote, and most matters will be decided by a simple majority of the votes of the Trust Shares.

           In addition to the Trust Shares, the Trust Participants also own the stock described under Items 5(b)(i) and 5(b)(ii).

           FEMSA's capital stock consists of B Shares with full voting rights and of D-B and D-L Shares with limited voting rights. Prior to May 11, 2008, the shares of FEMSA are not separable and may be transferred only in the following forms: (i) B Units, consisting of five B Shares; and (ii) BD Units, consisting of one B Share, two D-B Shares and two D-L Shares. On May 11, 2008, each D-B Share will automatically convert into one B Share with full voting rights, and each D-L Share will automatically convert into one L Share with limited voting rights. At that time, the BD Units and the B Units will cease to exist and the underlying B Shares and L Shares will be separated.


           Each B Share entitles its holder to one vote at any of FEMSA's ordinary or extraordinary general shareholders meetings. Holders of B Shares are entitled to elect at least eleven members of FEMSA's Board of Directors, which shall constitute the majority of such Board at all times. Holders of D-B and D-L Shares are entitled to elect five members of FEMSA's Board of Directors and, upon conversion of the D-L Shares to L Shares or upon issuance of L Shares, the holders of L Shares will be entitled to elect two members of the Board of Directors. Under FEMSA's bylaws, the holders of D-B Shares, D-L Shares and L Shares are entitled to vote only on the following limited matters with respect to FEMSA: (i) changes in corporate form;
           (ii) any merger in which FEMSA is not the surviving entity or any merger with an entity whose principal corporate purposes are different from those of FEMSA or its subsidiaries; (iii) change of nationality; (iv) dissolution and liquidation; and (v) the cancellation of the registration of FEMSA's shares with the Special Section of the Registry of Mexico or the removal of the listing of FEMSA's shares from the Mexican Stock Exchange or any foreign exchange.

           Consequently, because of its ownership of a majority of the B Shares, the Voting Trust may be deemed to control FEMSA. The Voting Trust has the power to elect a majority of the members of the Board of Directors of FEMSA and to play a significant or controlling role in the outcome of substantially all matters with respect to FEMSA to be decided by its shareholders.

           Except as set forth in this filing, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs
           (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time, the Reporting Persons may evaluate the possibility of acquiring additional shares, disposing of shares, or entering into corporate transactions involving FEMSA (including, but not limited to, joint ventures and/or other commercial arrangements with FEMSA). The Reporting Persons reserve the right to formulate plans or proposals regarding FEMSA or any of its securities and to carry out any of the actions or transactions described in paragraphs
           (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by such Reporting Persons.

Item 5.    Interest in Securities of the Issuer

         a. Amount beneficially owned:

            See responses to Item 9 and 11 on pages 2 through 33.

         b. Power to Vote or Dispose:

            Number of shares as to which such person has:

                i. Sole power to vote or to direct the vote:

                       See responses to Item See responses to Item 8 on pages 2 through 33.

               ii. Sole power to dispose or to direct the disposition:

                       7 on pages 2 through 33.

              iii. Shared power to vote or direct the vote:

                       See responses to Item 9 on pages 2 through 33.

               iv. Shared power to dispose or direct the disposition:

                       See responses to Item 10 on pages 2 through 33.

         c. Transactions During Past Sixty Days:

            On November 11, 2003, Bancomer, S.A., as Trustee under Trust No. F/25078-7, bought 2,360,000 shares of FEMSA at a price per share of Mexican Pesos ("Ps.") 39.2547 from BBVA Bancomer, S.A. and an affiliate in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Eugenio Garza Laguera bought 13,174,325 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Paulina Garza Gonda de Marroquin bought 4,047,983 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Barbara Garza Gonda de Braniff bought 4,047,983 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Mariana Garza Gonda de Trevino Bryan bought 4,047,983 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Eva Gonda de Garza bought 4,047,983 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Eva Garza Gonda de Fernandez bought 4,047,983 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Consuelo Garza Laguera de Garza bought 1,962,000 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale.

            On November 11, 2003, Alberto Bailleres bought 1,293,000 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently placed into the Voting Trust.

            On November 11, 2003, Bancomer, S.A. F/29490-0 bought 3,879,000 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently place into the Voting Trust.

            On November 11, 2003, Jose Calderon Ayala bought 11,063,000 shares of FEMSA at a price per share of Ps. 39.2547 from BBVA Bancomer, S.A. in a privately negotiated sale. These shares were subsequently contributed to Bancomer S.A. F/29013-0.

         d. Right to Receive Dividends and Proceeds.

            None.

         e. Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

           The Trust Participants are parties to the Voting Trust (Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee). The Trust Participants agreed in April 1998 to deposit a majority of their shares of FEMSA (the Trust Shares) into the Voting Trust. The primary purpose of the Voting Trust is to permit the Trust Shares to be voted as a block, in accordance with the instructions of the Technical Committee. The Technical Committee is comprised of all of the Trust Participants. The number of B Shares deposited by each Trust Participant (the proportional share of the Trust Shares of such participant) determines the number of votes that such Trust Participant has on the Technical Committee. Most matters are decided by a simple majority of the Trust Shares. As a consequence of the Technical Committee's internal procedures, the Technical Committee, as a whole, is deemed to have the beneficial ownership with sole voting power of all the shares deposited in the Voting Trust and the Trust Participants (as defined below), as Technical Committee members, are deemed to have beneficial ownership with shared voting power over those same deposited shares.

           The Trust Participants agreed to certain transfer restrictions with respect to the Trust Shares. During the ten-year term of the Voting Trust, Trust Shares may be transferred by Trust Participants to spouses and immediate family members and, subject to certain conditions, to companies that are 100% owned by Trust Participants ("Permitted Transferees"), provided in all cases that the transferee agrees to be bound by the terms of the Voting Trust. In the event that a Trust Participant wishes to sell part of its Trust Shares to someone other than a Permitted Transferee, the other Trust Participants have the right of first refusal to purchase the Trust Shares that such Trust Participant wishes to sell. If none of the Trust Participants elects to acquire the Trust Shares from the selling Trust Participant, the Technical Committee will have the right to nominate (subject to the approval of Technical Committee members representing 75% of the Trust Shares, excluding Trust Shares that are the subject of the sale) a purchaser for such Trust Shares. In the event that none of the Trust Participants or a nominated purchaser elects to acquire such Trust Shares, the selling Trust Participant will have the right to sell such Trust Shares to a third party on the same terms and conditions that were offered to the Trust Participants. Acquirors of Trust Shares will only be permitted to become parties to the Voting Trust upon the affirmative vote of Technical Committee members. In the event that a Trust Participant holding a majority of the Trust Shares elects to sell its Trust Shares, the other Trust Participants have "tag along" rights that will enable them to sell their Trust Shares to the acquiror of the selling Trust Participant's Trust Shares.

           Other than as disclosed herein and in Item 4 of this Statement, there are no other contracts, arrangements, understandings or relationships among the Reporting Persons and between such persons and any person with respect to the B Shares, D-B Shares or D-L Shares.

Item 7.    Material to be Filed as Exhibits

Exhibit Number      Description                                      Page Number
1                   Joint Filing Agreement                           45
2                   Trust Agreement (Original Spanish Version)       47
3                   Trust Agreement (English Translation)            62

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 18, 2003

                                         Technical Committee under Irrevocable
                                         Trust No. F/29487-6 established at
                                         Bancomer, S.A., as Trustee, on its own
                                         behalf and on behalf of the Trust
                                         Participants (as defined in Item 2(a)
                                         on page 34 hereof)


                                         By  /s/ Carlos Eduardo Aldrete Ancira
                                             ---------------------------------
                                             Name: Carlos Eduardo Aldrete Ancira
                                             Title: Attorney-in-fact

                                   Schedule I

                    Disclaimer of Certain Pecuniary Interests

The Technical Committee (as defined in Item 2 (a) on page 34 hereof) hereby disclaims having any pecuniary interests derived from the beneficial ownership of any shares representing FEMSA's Capital Stock (as described in responses to Items 5 and 8 on page 2 hereof).

The Trust Participants (as defined in Item 2 (a) on page 34 hereof) hereby disclaim having any pecuniary interests derived from the beneficial ownership of any shares (with shared voting power and with shared dispositive power) representing FEMSA's Capital Stock (as described in responses to Items 6 and 8 on pages 3 through 33 hereof), other than, pecuniary interests derived by each Trust Beneficiary from shares that such Trust Beneficiary contributed to Bancomer S.A. Trust No. F/29487-6, which as of November 18, 2003 amount to the following:

                                                                           FEMSA's Capital Stock
                                                              -----------------------------------------------
                                                               B Shares         D-B Shares              D-L
                                                              ----------       ------------           -------
Shares
Bancomer S.A. F/250708-7..................................    58,475,895               0                    0
Eugenio Garza Laguera.....................................   504,887,975               0                    0
Paulina Garza Gonda de Marroquin..........................    93,508,985               0                    0
Barbara Garza Gonda de Braniff............................    93,508,985               0                    0
Mariana Garza Gonda de Trevino Bryan......................    93,508,985               0                    0
Eva Gonda de Garza........................................    93,508,985               0                    0
Eva Garza Gonda de Fernandez..............................    93,508,985               0                    0
Consuelo Garza Laguera de Garza...........................   103,532,500               0                    0
Alfonso Garza Garza.......................................        73,650               0                    0
Patricio Garza Garza......................................        73,650               0                    0
Juan Carlos Garza Garza...................................        73,650               0                    0
Eduardo Garza Garza.......................................        73,650               0                    0
Alberto Bailleres.........................................    92,401,670               0                    0
Maria Teresa G. de Bailleres..............................       264,250               0                    0
Inversiones Bursatiles Industriales, S.A. de C.V. ........        77,750               0                    0
Corbal, S.A. de C.V. .....................................     3,145,200               0                    0
Magdalena M. de David.....................................         1,350               0                    0
Alepage, S.A. ............................................        71,050               0                    0
Bancomer, S.A., F/29013-0.................................    20,453,900               0                    0
Max David Michel..........................................    13,480,050               0                    0
Juan David Michel.........................................    13,480,050               0                    0
Monique David de VanLathem................................    13,480,050               0                    0
Renee Michel de Guichard..................................       159,000               0                    0
Magdalena Guichard Michel.................................     8,056,500               0                    0
Rene Guichard Michel......................................     8,056,500               0                    0
Miguel Guichard Michel....................................     8,056,500               0                    0
Graciano Guichard Michel..................................     8,056,500               0                    0
Juan Guichard Michel......................................     8,056,500               0                    0
Franca Servicios S.A. de C.V..............................   231,770,400               0                    0
Bancomer, S.A. F/29490-0..................................   126,672,300               0                    0